EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Announces Sale of Utica Position for $625 Million

Concludes Strategic Alternatives Process; Plans to Seek Approval from Unitholders to Convert to a C-Corp

HOUSTON, (March 22, 2024) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today the sale of Summit Midstream Utica, LLC, which includes its approximately 36% interest in Ohio Gathering Company, LLC (“OGC”), approximately 38% interest in Ohio Condensate Company, LLC (“OCC”, collectively with OGC, “Ohio Gathering”) and wholly owned Utica assets (collectively, “Utica Position”) to a subsidiary of MPLX LP (“MPLX”) for $625 million in cash (the “Utica Divestiture”).
This transaction is the culmination of the comprehensive strategic review process undertaken by the Summit Board of Directors (the “Board”), in consultation with external advisors, that was publicly announced on October 3, 2023. As part of this process, the Board considered a wide range of opportunities to maximize value for unitholders, including an outright sale of Summit and other divestiture and partnership-level transactions. The Utica Divestiture and conclusion of the strategic review were unanimously approved by the Board. The Board and management team have completed their active process, but will remain open to all potential value-enhancing transactions.
In connection with the Company’s strategic review, the Board also evaluated various corporate structures to determine how to drive the greatest long-term value for unitholders. The Board believes converting to a C-Corp positions the Company to maximize value by enhancing trading liquidity, greatly expanding the universe of potential investors and optimizing the long-term tax consequences to unitholders. The Board and management plan to seek approval from Summit unitholders to convert the Partnership to a C-Corp at a Special Meeting later this year. Summit expects to file a proxy statement to provide unitholders with additional information about the rationale and benefits of the C-Corp conversion in advance of the Special Meeting.
Transaction Highlights
•Delivers significant value and dramatically improves credit profile and financial flexibility
•Reduces Summit’s current net leverage by 1.5x to sub-4.0x, furthering progress toward achieving 3.5x net leverage target
•Increases liquidity with undrawn $400 million credit facility and more than $325 million of unrestricted cash
•Shifts Summit's portfolio to approximately 55% crude oil-oriented basins
•Accelerates timing of potential preferred equity and common equity distributions
•Positions Summit to continue to fund and execute on organic growth projects including further commercialization of Double E and potential synergistic bolt-on acquisitions, primarily in its Rockies segment
•Enables Summit to further reduce cost of capital in elevated interest rate environment
•Revised pro forma 2024 Adjusted EBITDA guidance of $185 million to $220 million1
Management Commentary
Heath Deneke, President, Chief Executive Officer, and Chairman, commented, “We are pleased to announce this compelling transaction with MPLX, which is the result of a thorough strategic review, and generates substantial value creation opportunities for our unitholders. MPLX has been a great joint venture partner and operator of the OGC and OCC assets since Summit entered the Utica Shale in 2014 and we thank both MPLX and our valued Summit employees for their hard work and dedication to the partnership and producer customers in the region.

1 Represents pro forma Adjusted EBITDA assuming the transaction closed on December 31, 2023.

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As we evaluate the strategic and commercial opportunities for our existing assets, we believe there are several value optimizing strategies to pursue to further build scale, particularly in our Permian and Rockies segments. We continue to believe in the sizeable growth potential of the Delaware Basin and expect to further commercialize Double E’s available pipeline capacity. We are confident there are additional commercial opportunities, similar to the recently announced Janus Processing Plant connection, that will continue to drive incremental free cash flow and the value of the pipeline. Further, we believe the DJ Basin and Williston Basin remain fragmented with a sizeable opportunity to pursue value-accretive and synergistic bolt-on acquisitions and organic growth opportunities. With a more focused portfolio and improved credit profile following completion of the transaction, we will be even better positioned to pursue those opportunities, expanding our footprint and service offerings in those regions. We also believe the transaction accelerates our ability to potentially resume preferred and common equity distributions in the near future as we rebuild scale and achieve our longer-term net leverage targets.”
Utica Position Overview
Summit Utica: The Summit Utica system is a natural gas gathering system located in Belmont and Monroe counties in southeastern Ohio and serves producers targeting the dry-gas reserves of the Utica and Point Pleasant shale formations. The Summit Utica system gathers and delivers natural gas, primarily under long-term, fee-based gathering agreements, which include acreage dedications.
Ohio Gathering: Ohio Gathering comprises a natural gas gathering system and condensate stabilization facility located in the Utica Shale in southeastern Ohio. The gathering system spans the condensate, liquids-rich and dry-gas windows of the Utica Shale for multiple producers that are targeting production from the Utica and Point Pleasant shale formations across Belmont, Monroe, Guernsey, Harrison and Noble counties in southeastern Ohio. Substantially all gathering services on the Ohio Gathering system are provided pursuant to long-term, fee-based gathering agreements.
Advisors
RBC Capital Markets, LLC served as financial advisor for the Utica Transaction and Locke Lord L.L.P. served as legal advisor to Summit.
Use of Non-GAAP Financial Measures
SMLP reports financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). SMLP also presents Adjusted EBITDA, a non-GAAP financial measure.
Adjusted EBITDA
SMLP defines Adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, SMLP’s proportional Adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that SMLP characterizes as unrepresentative of its ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because Adjusted EBITDA may be defined differently by other entities in SMLP’s industry, SMLP’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses Adjusted EBITDA in making financial, operating and planning decisions and in evaluating SMLP’s financial performance. Furthermore, management believes that Adjusted EBITDA may provide external users of SMLP’s financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of SMLP’s core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of SMLP’s assets to generate cash sufficient to make future potential cash distributions and support SMLP’s indebtedness;
•the financial performance of SMLP’s assets without regard to financing methods, capital structure or historical cost basis;
•SMLP’s operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

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•the financial performance of SMLP’s assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under SMLP’s gathering agreements or (iii) the timing of impairments or other income or expense items that SMLP characterizes as unrepresentative of SMLP’s ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of SMLP’s results as reported under GAAP. For example:
•certain items excluded from Adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;
•Adjusted EBITDA does not reflect SMLP’s cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, SMLP’s working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
SMLP compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into SMLP’s decision-making process.
SMLP does not provide the GAAP financial measure of net income or loss on a forward-looking basis because SMLP is unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond SMLP’s control. As such, any associated estimate and its impact on SMLP’s GAAP performance could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus shale formation in West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP is headquartered in Houston, Texas.
Forward Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could”, including statements about the divestiture, and the potential C-Corp conversion, uses of proceeds from the divestiture, the benefits of the divestiture and/or the C-Corp conversion, and any related opportunities, and the plans and objectives of management for future operations. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMLP or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its Annual Report on Form 10-K for the year ended December 31, 2023, which filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2024 (the “Annual Report”), as amended and updated from time to time. Any forward-looking statements in this

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press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Additional Information and Where to Find It
This communication relates to the proposed corporate reorganization of the Partnership. This communication may be deemed to be solicitation material in respect of the proposed C-Corp conversion. The proposed conversion is expected to be submitted to the Partnership’s unitholders for their consideration. In connection with the proposed conversion, the newly formed corporation is expected to file with the SEC a Form S-4 containing a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be distributed to the Partnership’s unitholders in connection with the Partnership’s solicitation of proxies for the vote of the Partnership’s unitholders in connection with the proposed conversion and other matters as described in such Proxy Statement/Prospectus. The Proxy Statement/Prospectus will also serve as the prospectus relating to the offer of the securities to be issued to the Partnership’s unitholders in connection with the completion of the proposed conversion. The Partnership and the newly formed corporation may file other relevant documents with the SEC regarding the proposed conversion. The definitive Proxy Statement/Prospectus will be mailed to the Partnership’s unitholders when available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED CONVERSION, INVESTORS AND UNITHOLDERS AND OTHER INTERESTED PERSONS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED CONVERSION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CONVERSION.
The Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Partnership or the newly formed corporation with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or by directing a written request to the Partnership at 910 Louisiana Street, Suite 4200, Houston, Texas 77002.
No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in the Solicitation
The Partnership, Summit Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), and certain of the General Partner’s executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed conversion. Information regarding the General Partner’s directors and executive officers is available in the Annual Report. To the extent that holdings of the Partnership’s securities have changed from the amounts reported in the Annual Report, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Proxy Statement/Prospectus and other relevant materials relating to the proposed conversion to be filed with the SEC when they become available. Unitholders and other investors should read the Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions.
Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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